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                                  ENDORSEMENT

                       (ENDORSEMENTS MAY BE MADE ONLY BY
                                LINCOLN NATIONAL
                             LIFE INSURANCE COMPANY
                     (Herein Referred To As "LINCOLN LIFE")
                              AT ITS HOME OFFICE)



The provisions of the Endorsement shall be effective on June 29, 1999.

This Endorsement is deemed attached to and made a part of Your Certificate.

Lincoln Life and the Contractholder hereby mutually agree to the terms of this Endorsement.


Effective June 29, 1999, The Annual Mortality and Expense Risk Charge Applicable to Variable Investment Division Sub-Accounts will be lowered from 1.00% to 0.75%.



                         /s/ Gabriel L. Shaheen
                         -----------------------------
                         Gabriel L. Shaheen, President